Period Ended November 30, 2003

John Hancock Strategic Series

John Hancock Strategic Income Fund
Series - 1

NAV per share - Class C 7.02
NAV per share - Class I 7.02
NAV per share - Class R 7.02

Dividends from net investment income
Per share - Class C 0.18
Per share - Class I 0.21
Per share - Class R 0.12

John Hancock High Income Fund
Series - 2

NAV per share - Class C 10.06
NAV per share - Class I 10.06

Dividends from net investment income
Per share - Class C 0.31
Per share - Class I 0.36